EXHIBIT 10.2

EXECUTION
August 3, 2012

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
LIPIMETIX DEVELOPMENT, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of LipimetiX Development, LLC, a Delaware limited liability company (the “Company”), is entered into as of August 3, 2012 (the “Effective Date”) by and among each of the Persons (as defined below) executing this Agreement as a member (each, a “Member”) and each individual executing this Agreement as a manager (each, a “Manager”) of the Company.

RECITALS

 WHEREAS, the Company was formed under the laws of the State of Delaware with CAPS as the sole member by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on July 31, 2012 (the “Certificate of Formation”);

 WHEREAS, the Company was formed for the purposes of developing a family of Apo E Mimetic molecules, including AEM-28 and AEM-18 and analogs in broadly defined vascular and cardiovascular indications (including, without limitation, hypercholesterolemia, hyperlipidemia, acute coronary syndrome, obesity and diabetes);

WHEREAS, CAPS (as defined below), LX (as defined below) and the members of LX desire to enter into this Agreement and desire that this Agreement amend and restate all prior operating agreements of the Company, whether oral, written or implied, that may have been entered into or effective prior to the Effective Date;

 WHEREAS, concurrently with their execution of this Agreement, the Company, CAPS, LX and certain members of LX have entered into that certain Contribution Agreement (as defined below) pursuant to which LX has transferred and assigned to the Company all or substantially all of its interest in and to the Contributed Assets (as defined in the Contribution Agreement) and acquired its respective Common Units in the Company on the terms and conditions fully set forth therein; and

 WHEREAS, immediately following LX’s contribution of the Contributed Assets to the Company and receipt of Common Units pursuant to the Contribution Agreement, LX shall Transfer and assign its Common Units to its members with each such member of LX being admitted as a Member of the Company and in connection therewith LX shall immediately withdraw as a Member.

AGREEMENT

 NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Organization

1.01 Formation.  The Company was formed pursuant to the provisions of the Act (as defined below) upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.  This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members and the Managers shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any party hereto are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

1.02 Classification.  The parties hereto intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and, to the extent permissible, the Company shall elect to be treated as a partnership for such purposes. The Company and each Member shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and no party hereto shall take any action inconsistent with such treatment. The parties hereto intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member, Manager or Officer of the Company shall be a partner or joint venturer of any other Member, Manager or Officer of the Company, for any purposes other than as set forth in the first sentence of this Section 1.02.

1.03 Name.  The name of the Company shall be “LipimetiX Development, LLC” or such other name or names as the JDC (as defined below) may from time to time designate; provided, however, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC.”

1.04 Principal Office.  The principal office of the Company shall be located at 50 Lands End Lane, Sudbury, Massachusetts  01776, or such other place as may from time to time be determined by the JDC.

1.05 Registered Office; Registered Agent.  The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the JDC may designate from time to time in the manner provided by the Act and Applicable Law (as defined below). The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person (as defined below) or Persons as the JDC may designate from time to time in the manner provided by the Act and Applicable Law.

1.06 Purpose; Powers.  The purpose of the Company is to (a) commercially develop a family of Apo E Mimetic molecules, including AEM-28 and AEM-18 and analogs in broadly defined vascular and cardiovascular indications (including, without limitation, hypercholesterolemia, hyperlipidemia, acute coronary syndrome, obesity and diabetes), and (b) engage in any other businesses or other activities permitted under the Act and approved by a Supermajority in Interest of the Members (collectively, the “Business”). The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Act.

1.07 Term.  The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

1.08 Nature of Each Member’s Interest in the Company.  The interest of the Members in the Company shall be intangible personal property for all purposes. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

1.09 Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.09:

“Accounting Services Agreement” means that certain Accounting Services Agreement by and between the Company and CAPS dated as of August 3, 2012.

“Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq, and any successor statute, as it may be amended from time to time.

“Adjusted Taxable Income” of a Member for a Fiscal Year (or portion thereof) with respect to Units held by such Member means the federal taxable income allocated by the Company to the Member with respect to such Units (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided, however, that such taxable income shall be computed (a) minus any excess taxable loss or excess taxable credits of the Company for any prior period allocable to such Member with respect to such Units that were not previously taken into account for purposes of determining such Member's Adjusted Taxable Income in a prior Fiscal Year to the extent such loss or credit would be available under the Code to offset income of the Member (or, as appropriate, the direct or indirect members of the Member) determined as if the income, loss, and credits from the Company were the only income, loss, and credits of the Member (or, as appropriate, the direct or indirect members of the Member) in such Fiscal Year and all prior Fiscal Years, (b) taking into account any special basis adjustment with respect to such Member resulting from an election by the Company under Code Section 754, and (c) in the case of the holder(s) of the UABRF Units, taking into account Section 3.02(d).

“AEM-28” means Apo E Mimetic molecules AEM-28 and AEM-18, and their analogs.

“Adjustment LX Units” means the Units issued to the LX Unitholders, other than UABRF, Anantharamaiah and Mayakonda, immediately following the LX Withdrawal.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

“Anantharamaiah” means G.M. Anantharamaiah, Ph.D.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member's assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member's inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member's creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member's consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member a bankrupt or appointing a trustee of such Member's assets.

“Benu Management Agreement” means that certain Management Agreement by and between the Company and Benu BioPharma, Inc., dated as of August 3, 2012.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value (as defined in Schedule B) of any property contributed to the Company by such Member.

“CAPS” means Capstone Therapeutics Corp., a Delaware corporation.

“CAPS Majority Unitholders” means the holders of a majority of the Common Units held by CAPS and/or any of its Permitted Transferees.

“CAPS Unitholders” means CAPS and each of its Permitted Transferees holding Common Units.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of the Company and the Company Subsidiaries, if any, to a Third Party Purchaser; (b) a sale resulting in no less than a majority of the Common Units being held by a Third Party Purchaser; or (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a Third Party Purchaser that results in the inability of the Members to designate or elect a majority of the Managers (or the board of directors (or its equivalent) of the resulting entity or its parent company).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Common Units” in this Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Subsidiary” means a Subsidiary of the Company.

“Contribution Agreement” means that certain Contribution Agreement, dated as of August 3, 2012 and attached hereto as Exhibit A, by and among the Company, CAPS, LX, and certain members of LX, pursuant to which LX acquired those numbers of Common Units and CAPS has acquired those numbers of Common Units and Preferred Units set forth on the Members Schedule as of the Effective Date.

“Delay Trigger Event” means the occurrence of a Delay Event, which continues for five consecutive months such that as of the first day of the sixth calendar month after the Reporting Deadline, the Company has not yet completed the phase 1a/2b study described in the Development Schedule and publicly presented the final, statistically validated results thereof.

“Development Schedule” means the schedule for the development of AEM-28 through the completion and the reporting of results of a phase 1a/2b study described therein, agreed to, adopted and approved by the Members as of the Effective Date.

“Distribution” means a distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company or any Member of any Units; (b) any recapitalization or exchange of securities of the Company; or (c) any subdivision (by a split of Units or otherwise) or any combination (by a reverse split of Units or otherwise) of any outstanding Units. “Distribute” when used as a verb shall have a correlative meaning.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means that certain Escrow Agreement between the Escrow Agent, CAPS and the Company, dated as of August 3, 2012.

“Escrow Funds” means those funds placed into escrow by CAPS under the Escrow Agreement.

“Estimated Tax Amount” of a Member for a Fiscal Year means the Member's Tax Amount for such Fiscal Year as estimated in good faith from time to time by the Tax Matters Member. In making such estimate, the Tax Matters Member shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as in the reasonable business judgment of the Tax Matters Member are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm's length transaction, as determined in good faith by a Majority in Interest of the Members based on such factors as a Majority in Interest of the Members, in the exercise of their reasonable business judgment, considers relevant.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case the Fiscal Year shall be the period that conforms to its taxable year.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

 “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“License Agreement” means that certain Exclusive License Agreement dated August 26, 2011 between UABRF and LX, as amended on August 3, 2012 by and among UABRF, LX and the Company with LX assigning its interest therein to the Company in connection therewith.

“LX” means LipimetiX, LLC, a Delaware limited liability company.

“LX Majority Unitholders” means the holders of a majority of the Common Units held by the LX Unitholders.

“LX Unitholders” means, immediately before the LX Withdrawal, LX and, immediately following the LX Withdrawal, the members of LX immediately prior to the LX Withdrawal,  and each of their respective Permitted Transferees holding Common Units.

“LX Withdrawal” means immediately following LX’s contribution of the Contributed Assets to the Company and receipt of Common Units pursuant to the Contribution Agreement, LX’s Transfer and assignment of its Common Units to its members with each of the members of LX being admitted as Members and becoming a party to this Agreement and in connection therewith LX’s withdrawal as a Member. LX is expected to dissolve shortly after the foregoing.  Each of the parties hereto specifically authorizes and consents to the foregoing.

“Majority in Interest of the Members” means one or more Members who own, collectively, a simple majority or more of the Common Units held by all of the Members entitled to vote on or consent to the matter under consideration.

“Mayakonda” means Palgunachari Mayakonda, Ph.D.

“Member” means (a) each Person identified on the Members Schedule as of the date hereof as a Member and who has executed this Agreement or a counterpart thereof; and (b) and each Person who is hereafter admitted as a Member in accordance with the terms of this

Agreement and the Act.  The Members shall constitute the “members” (as that term is defined in the Act) of the Company.

“Membership Interest” means an interest in the Company owned by a Member, including such Member's right (based on the type and class of Unit or Units held by such Member), as applicable, (a) to a distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to a distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Act.

“Percentage Interest” means, as to each Member holding Common Units, a fraction expressed as a percentage equal to the number of Common Units issued to such Member over the total number of Common Units issued and outstanding.  Each Member's Percentage Interest shall be adjusted to reflect any issuance of Common Units pursuant to this Agreement or an adjustment to the number of Common Units held by the Members pursuant to Section 2.05.

“Permitted Transfer” means a Transfer of Units carried out pursuant to Section 8.02 or Section 8.03. “Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Preferred Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Preferred Units” in this Agreement.

“Quarterly Estimated Tax Amount” of a Member for any calendar quarter of a Fiscal Year means the excess, if any of (a) the product of (i) a quarter (¼) in the case of the first calendar quarter of the Fiscal Year, half (½) in the case of the second calendar quarter of the Fiscal Year, three-quarters (¾) in the case of the third calendar quarter of the Fiscal Year, and one (1) in the case of the fourth calendar quarter of the Fiscal Year and (ii) the Member's Estimated Tax Amount for such Fiscal Year over (b) all Distributions previously made during such Fiscal Year to such Member.

“Reporting Deadline” means October 31, 2014.

“Representative” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers or other governing body are owned, directly or indirectly, by the first Person.

“Supermajority in Interest of the Members” means one or more Members who own, collectively, at least seventy five percent (75%) or more of the Common Units held by all of the Members entitled to vote on or consent to the matter under consideration.

 “Tax Amount” of a Member for a Fiscal Year means the product of (a) the Tax Rate for such Fiscal Year and (b) the Adjusted Taxable Income of the Member for such Fiscal Year with respect to its Units.

“Tax Rate” of a Member, for any period, means the highest marginal blended federal, state and local tax rate applicable to ordinary income, qualified dividend income or capital gains, as appropriate, for such period for an individual residing in Boston, Massachusetts, taking into account for federal income tax purposes, the deductibility of state and local taxes and any applicable limitations on such deductions.

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Units or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Units.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Units owned by a Person or any interest (including a beneficial interest) in any Units owned by a Person. “Transfer” when used as a noun shall have a correlative meaning.

“UABRF” means The UAB Research Foundation.

“UABRF Units” means those certain Common Units Transferred to UABRF following the LX Withdrawal.

“Unit” means a unit representing a fractional part of the Membership Interests of the Members and shall include all types and classes of Units, including the Preferred Units and the Common Units; provided, however, that any type or class of Unit shall have the privileges, preference, duties, liabilities, obligations and rights set forth in this Agreement and the Membership Interests represented by such type or class or series of Unit shall be determined in accordance with such privileges, preference, duties, liabilities, obligations and rights.

“Unit Purchase Agreement”  means a Unit Purchase Agreement by which a Person subscribes to purchase Units after the Effective Date as may be required by a Majority in Interest of the Members.  The terms and conditions of each Unit Purchase Agreement shall be established by a Majority in Interest of the Members.

The following terms defined elsewhere in this Agreement shall have the respective meanings therein defined:

Term	Section

Budget	6.03
Business	1.06
CAPS Managers	4.03(a)(i)
Chairman	4.03(a)(iii)
Company Interest Rate	3.04(c)
Company Opportunity	7.02
Company Person	7.01(a)

Term	Section

Confidential Information	7.01(a)
Covered Person	10.01(a)
Delay Event	2.05
Directly Competitive Business	7.02
Drag-along Member	8.04(a).
Drag-along Notice	8.04(c)
Drag-along Sale	8.04(a)
Dragging Members	8.04(a)
Excess Amount	3.03(c)
Fully Participating Tag-along Member	8.05(e)(i)
JDC	4.01
Liquidator	9.03(a)
Losses	10.03(a)
LX Counsel	11.15
Manager	4.01
Members Schedule	2.01
Monthly Unit Adjustment Amount	2.05
New Units	2.03(b)
Officers	4.09
Other Business	7.02
Proposed Transferee	8.05(a)
Remaining Portion	8.05(e)(i)
Remaining Portion Notice	8.05(e)(i)
Remaining Tag-along Notice	8.05(e)(ii)
Request Notice	4.02
Sale Notice	8.05(c)
Selling Member	8.05(a)
Shortfall Amount	3.03(b)
Tax Matters Member	6.04(a)
Taxing Authority	3.04(b)
Tag-along Member	8.05(a)
Tag-along Notice	8.05(d)(ii)
Tag-along Period	8.05(d)(ii)
Tag-along Portion	8.05(d)(i)
Tag-along Sale	8.05(a)
Tax Advance	3.03(a)
UABRF Excess Payments	3.02(d)
Withholding Advances	3.04(b)
Voting Members	5.04(a)

1.10 Additional Defined Terms.  In addition, all capitalized words and phrases used in this Agreement that are defined in Schedule B shall have the meanings ascribed to them in that Schedule.

1.11 Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b)

the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
Members; Units

2.01 Units Generally.  The Membership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series. Each type, class or series of Units shall have the privileges, preference, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class or series. The JDC shall maintain a schedule of all Members, their respective mailing addresses and the amount and series of Units held by them (the “Members Schedule”), and shall update the Members Schedule upon the issuance or Transfer of any Units. A copy of the Members Schedule as of the execution of this Agreement is attached hereto as Schedule A.

2.02 Initial Capital Contributions and Unit Issuances.

(a) Subject to compliance with Section 8.01(b), the Company is hereby authorized to issue two separate classes of Units designated as Common Units and Preferred Units, respectively. Contemporaneously with the execution of this Agreement, the Contribution Agreement and the Escrow Agreement, (i) CAPS and LX shall make the Capital Contributions and shall be issued the number, type, series and class of Units, in each case, in the amounts set forth opposite such Member's name on the Members Schedule as in effect on the date hereof, (ii) CAPS shall deposit Two Million Seven Hundred Thousand Dollars ($2,700,000) into the Escrow Account as is more particularly set forth in Section 1.2(b) of the Contribution Agreement and Section 2.02(b) below, and (iii) in connection with the LX Withdrawal, LX shall Transfer and assign its Units to its members with each such LX member being admitted as a Member and becoming a party to this Agreement.

(b) Additional Preferred Units shall be issued to CAPS on a one (1) Preferred Unit for One Dollar ($1.00) basis if and when funds are Transferred to the Company pursuant to the terms and conditions set forth in Section 1.2(b) of the Contribution Agreement and the Escrow Agreement.  The Transfer of funds pursuant to the foregoing shall be treated as a Capital Contribution by CAPS to the Company.

2.03 Additional Capital Contributions -- New Units.

(a) Except as otherwise provided in Section 2.02(b), no Member shall be required to make any additional Capital Contributions to the Company and any future Capital Contributions made by any Member shall only be made with the written consent of a Majority in Interest of the Members and in connection with an issuance of Units made pursuant to this Section 2.03 and Section 2.04.  No Member shall have any personal liability for the payment or repayment of any Capital Contribution by or to any other Member.

(b) Subject to compliance with Section 2.04 below, if at any time a Majority in Interest of the Members determine that additional funds are necessary or desirable to carry out the purposes of the Company or to satisfy Company obligations, a Majority in Interest of the Members may cause the Company to issue one or more classes of Units (the “New Units”) upon such terms and conditions (including, without limitation, the price per applicable New Unit) as a Majority in Interest of the Members determine is fair and reasonable pursuant to this Section 2.03. Each Member shall have the right, but not the obligation, to subscribe to such Member's proportionate share, based on such Member's respective Percentage Interest, of such New Units to be issued.  Notwithstanding the foregoing, Preferred Units issued to CAPS pursuant to Section 2.02(b) above shall not be treated as the issuance of New Units pursuant to this Section 2.03.

(c) A Majority in Interest of the Members shall have the right to accept or reject on behalf of the Company, in whole or in part, any subscription for New Units. Subscriptions may only be accepted or rejected after receipt by a Majority in Interest of the Members of a fully completed and executed Unit Purchase Agreement or such other documentation requested by a Majority in Interest of the Members accompanied by payment of the Capital Contribution.  If a Majority in Interest of the Members reject a subscription in whole or in part, all subscription monies relating to that portion of the subscription rejected shall promptly be returned without interest thereon.

2.04 Additional Unit Issuance Matters.

(a) New Members may be admitted from time to time (i) in connection with an issuance of New Units by the Company, subject to compliance with the provisions of Section 2.03 and this Section 2.04, as applicable, and (ii) in connection with a Transfer of Units, subject to compliance with the provisions of Article VIII, and in either case, following compliance with the provisions of Section 8.01(b).

(b) Upon any such issuance of New Units by the Company, a Majority in Interest of the Members is hereby authorized to amend this Agreement to reflect such issuance and to fix the relative privileges, preference, duties, liabilities, obligations and rights of any such New Units, including the number of such New Units to be issued, the preference (with respect to Distributions, in liquidation or otherwise) over any other Units and any contributions required in connection therewith.

(c) In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Units, such Person shall have executed and delivered to the Company a counterpart signature to and/or acceptance of this Agreement by the Member and, in the case of an issuance of New Units, a Unit Purchase

Agreement, in either case, together with such other documents and instruments as a Majority in Interest of the Members determine is necessary or desirable.  Upon the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Units, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his, her or its Units.

(d) Upon the admission of each new Member, the JDC shall make the appropriate adjustments to the Member Schedule.

2.05 Adjustment to Number of Units Issued.  If, as of the Reporting Deadline, the Company has not completed the phase 1a/2b study described in the Development Schedule and has not presented to its Members the quantitative and qualitative safety and efficacy results from all protocol-designed endpoints of the AEM-28 clinical trials (a “Delay Event”), then on the first day of each calendar month thereafter until the Company does so present such results, the number of Common Units held by the holders of the Adjustment LX Units as of such date shall be reduced by an aggregate of 10,000 Common Units (the “Monthly Unit Adjustment Amount”) and the number of Common Units deemed to be issued to and held  by CAPS Unitholders as of such date shall be correspondingly increased by the Monthly Unit Adjustment Amount; provided, however, that the maximum reduction in Common Units pursuant to this Section 2.05 shall be 50,000 Common Units.  Any reduction in the number of Common Units held by the holders of Adjustment LX Units pursuant to this Section 2.05 shall be on a pro rata basis in proportion to their respective holdings of Adjustment LX Units immediately prior to such adjustment, and any increase in the number of Common Units held by CAPS Unitholders pursuant to this Section 2.05 shall be on a pro rata basis in proportion to their respective holdings of Common Units immediately prior to any such adjustment.  The foregoing reductions and increases in the number of Common Units shall automatically take place without the need of any action required by the Company, the JDC or any Member.  For the avoidance of doubt and by way of example, if the Phase 1a/2b data is reported by the Company on February 10, 2015, then on each of November 1, 2014, December 1, 2014, January 1, 2015 and February 1, 2015, the number of Common Units then held by the holders of the Adjustment LX Units shall be reduced by the Monthly Unit Adjustment Amount and the number of Common Units issued to CAPS Unitholders shall be correspondingly increased on each such date.

2.06 Member Loans.  A Member may lend money to the Company pursuant to such terms and conditions that are agreed to or otherwise established by a Majority in Interest of the Members.

2.07 Capital Accounts.  The Company shall maintain for each Member a separate Capital Account in accordance with this Agreement (including Schedule B).  No Member shall be entitled to withdraw any part of his, her or its Capital Account or to receive any Distribution from the Company, except as provided in this Agreement. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts shall be maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any Distributions to any Members, in liquidation or otherwise.

2.08 No Third Party Beneficiary.  No creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member to make Capital Contributions or lend money to the Company or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.  None of the rights or obligations of the Members set forth in this Agreement to make Capital Contributions shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be Transferred by the Company to secure any debt or other obligation of the Company or of any of the Members.

ARTICLE III

Distributions and Allocations

3.01 General.

(a) Subject to the provisions of this Agreement, including, without limitation, Section 3.01(b), Section 3.02 and Section 3.03, a Majority in Interest of the Members shall have sole discretion regarding the amounts and timing of Distributions to Members, including to decide to forego payment of Distributions in order to provide for the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company (which needs may include the payment or the making of provision for the payment when due of the Company's obligations, including, but not limited to, present and anticipated debts and obligations, capital needs and expenses, the payment of any management or administrative fees and expenses, and reasonable reserves for contingencies).

(b) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to Members if such Distribution would violate Section 18-607 of the Act or other Applicable Law.

3.02 Priority of Distributions.  After making all Distributions required for a given Fiscal Year under Section 3.03 and subject to the priority of Distributions pursuant to Section 9.03(c), if applicable, all Distributions determined to be made by a Majority in Interest of the Members pursuant to Section 3.01 shall be made in the following manner:

(a) First, to the Members pro rata in proportion to their holdings of Preferred Units, until Distributions under this Section 3.02(a) equal the aggregate amount of Capital Contributions attributable to the Members in respect of their acquisitions of Preferred Units;

(b) Second, to the Members pro rata in proportion to their respective amount of Capital Contributions made in connection with their acquisitions of Common Units, until Distributions under this Section 3.02(b) equal the aggregate amount of Capital Contributions attributable to the Members in respect of their acquisitions of Common Units; and

(c) Third, subject to Section 3.02(d), any remaining amounts to the Members holding Common Units pro rata in proportion to their respective Percentage Interests as of the time of such Distribution.

(d) Notwithstanding Section 3.02(c), all amounts in excess of One Hundred Thousand Dollars ($100,000) paid to UABRF pursuant to Sections 5.8, 5.9 and 5.11 of the License Agreement (such excess amounts being the “UABRF Excess Payments”) shall be taken into account for, and shall reduce on a dollar-for-dollar basis, the amount of Distributions that would otherwise be payable by the Company to the holder(s) of the UABRF Units in accordance with Section 3.02(c) or Section 9.03(c)(iii), and shall accordingly reduce on a dollar-for-dollar basis the amount of Net Income  that would otherwise be allocated to the holder(s) of the UABRF Units under this Agreement.  The foregoing reduction in Distributions otherwise payable to holder(s) of UABRF Units shall be applied on a cumulative basis  regardless of when any such UABRF Excess Payments were or are to be made.  The amount of Distributions equal to the UABRF Excess Payment not otherwise payable to the holder(s) of the UABRF Units pursuant to the first sentence of this Section 3.02(d) shall be distributed to the other Members holding Common Units pro rata in proportion to their respective Percentage Interests as of the time of such Distribution.

3.03 Tax Advances.

(a) Subject to any restrictions in any of the Company's and/or any Company Subsidiary's then applicable debt-financing arrangements, and subject to the sole discretion of a Majority in Interest of the Members to retain any other amounts necessary to satisfy the Company's and/or the Company Subsidiaries' obligations, at least five (5) days before each date prescribed by the Code for a calendar-year corporation to pay quarterly installments of estimated tax, a Majority in Interest of the Members shall cause the Company to use commercially reasonable efforts to Distribute cash to each Member in proportion to and to the extent of such Member's Quarterly Estimated Tax Amount for the applicable calendar quarter (each such Distribution, a “Tax Advance”).

(b) If, at any time after the final Quarterly Estimated Tax Amount has been Distributed pursuant to Section 3.03(a) with respect to any Fiscal Year, the aggregate Tax Advances to any Member with respect to such Fiscal Year are less than such Member's Tax Amount for such Fiscal Year (a “Shortfall Amount”), a Majority in Interest of the Members shall cause the Company to use commercially reasonable efforts to Distribute cash in proportion to and to the extent of each Member's Shortfall Amount. A Majority in Interest of the Members shall cause the Company to use commercially reasonable efforts to Distribute Shortfall Amounts with respect to a Fiscal Year before the 75th day of the next succeeding Fiscal Year; provided, however, that if Distributions other than pursuant to this Section 3.03 have been made with respect to such Fiscal Year, a Majority in Interest of the Members shall cause the Company to apply such Distributions to reduce any Shortfall Amount.

(c) If the aggregate Tax Advances made to any Member pursuant to this Section 3.03 for any Fiscal Year exceed such Member's Tax Amount (an “Excess Amount”), such Excess Amount shall reduce subsequent Tax Advances that would be made to such Member pursuant to this Section 3.03, except to the extent taken into account as an advance pursuant to Section 3.03(d).

(d) Any Distributions made pursuant to this Section 3.03 shall be treated for purposes of this Agreement as advances on Distributions pursuant to Section 3.02 and shall reduce, dollar-for-dollar, the amount otherwise Distributable to such Member pursuant to Section 3.02.

3.04 Tax Withholding; Withholding Advances.

(a) Tax Withholding.  If requested by the Tax Matters Member, each Member shall, if able to do so, deliver to the Tax Matters Member:  (i) an affidavit in form satisfactory to the Tax Matters Member that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Applicable Law; (ii) any certificate that the Tax Matters Member may reasonably request with respect to any such laws; and/or (iii) any other form or instrument reasonably requested by the Tax Matters Member relating to any Member's status under such law. If a Member fails or is unable to deliver the affidavit described in this Section 3.04(a), the Tax Matters Member may cause the Company to withhold amounts from such Member in accordance with Section 3.04(b).

(b) Withholding Advances.  The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Member based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any Distribution or allocation by the Company of income or gain to such Member and to withhold the same from Distributions to such Member. Any funds withheld from a Distribution by reason of this Section 3.04(b) shall nonetheless be deemed Distributed to the Member in question for all purposes under this Agreement and, at the option of the Tax Matters Member, shall be charged against the Member's Capital Account.

(c) Repayment of Withholding Advances.  Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a Distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the “Company Interest Rate”):

(i) be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member's Capital Account if the Tax Matters Member shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii) with the consent of the Tax Matters Member, be repaid by reducing the amount of the next succeeding Distribution or Distributions to be made to such Member (which reduction amount shall be deemed to have been Distributed to the Member, but which shall not further reduce the Member's Capital Account if the Tax Matters Member shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d) Indemnification.  Each Member hereby agrees to indemnify and hold harmless the Company, the Managers, and the other Members from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the Company's failure to deduct and withhold tax on amounts Distributable or allocable to such Member. The provisions of this Section 3.04(d) and the obligations of a Member pursuant to Section 3.04(c) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 3.04, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e) Overwithholding.  Neither the Company nor any Member shall be liable for any excess taxes withheld in respect of any Distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member's sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

3.05 Distributions in Kind.

(a) A Majority in Interest of the Members is hereby authorized, in its sole discretion, to make Distributions to the Members in the form of securities or other property held by the Company; provided, however, that Tax Advances shall only be made in cash. In any non-cash Distribution, the securities or property so Distributed will be distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be distributed among the Members pursuant to Section 3.02.

(b) Any Distribution of securities shall be subject to such conditions and restrictions as a Majority in Interest of the Members determine are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, a Majority in Interest of the Members may require that the Members execute and deliver such documents as a Majority in Interest of the Members may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such Distribution and any further Transfer of the Distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

3.06 Allocations.  For income tax purposes, all items of income, gain, loss, deductions and credit of the Company for any tax period shall be allocated among the Members in accordance with the allocation of Net Income and Net Loss set forth in Schedule B attached hereto.

ARTICLE IV

Management

4.01 Joint Development Committee.

(a) Establishment of the JDC.  A joint development committee of the Company (the “JDC”) is hereby established to manage the Company and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 4.03.  Except as otherwise provided herein, all clinical programs shall be managed, operated and controlled by or under the direction of the JDC, and the JDC shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out the foregoing.  Each Manager shall use commercially reasonable efforts to cause the Company to complete clinical trials and other activities in a timely manner as is set forth in the Development Schedule and to otherwise comply with the Budget.

(b) Reevaluation of Development. The JDC shall reevaluate the practicality of continued development of AEM-28 if the toxicology or pharmacokinetic studies with the peptide prior to filing the IND elicit toxicity or pharmacokinetic issues that make further development impractical, elicits safety issues in human studies that make further development impractical, if AEM-28 is not designated as an orphan drug for homozygous familial hypercholesterolemia or if other material events or developments directly associated with the development of AEM-28 occur.  In any such a case, unless the JDC determines in its reasonable discretion after taking into account all relevant circumstances that continued development is warranted, the JDC shall take the necessary action to instruct the Escrow Agent to release the Escrow Funds to CAPS, and upon the consent of the Members, as required under Section 4.02, take the necessary action to wind down the Company and return unspent capital to the Members pursuant to Section 9.03(c).

4.02 Limits on the Powers of the JDC.  In addition to those actions for which this Agreement specifically requires the consent of one or more Members, neither the Company, the Managers nor the Members shall take any of the following actions on behalf of the Company without first obtaining the written consent of the Members as provided in the last paragraph of this Section 4.02:

(a) Issue Units or any other Membership Interests or securities in the Company or allow or cause any Company Subsidiary, if any, to do the same;

(b) Authorize or make Distributions to the Members;

(c) Enter into or amend any sale, license or partnering agreements relating to AEM-28 or any other compound then under development by the Company including, without limitation, the License Agreement;

(d) Incur indebtedness other than trade payables incurred in the ordinary course of the Company’s business or as may otherwise be set forth in the Budget;

(e) Enter into, amend or terminate any related party transaction or agreement, including the Benu Management Agreement or the Accounting Services Agreement;

(f) Enter into or amend any material contract outside the ordinary course of the Company’s Business;

(g) Except as otherwise provided in Section 9.01(b) and Section 5.08, liquidate or dissolve the Company or any Company Subsidiary;

(h) Compromise an obligation of a Member to make a Capital Contribution to the Company as is otherwise provided herein;

(i) Merge or consolidate the Company with or into one or more Persons as permitted in the Act;

(j) Sell, lease, exchange, or otherwise dispose of all or any portion of Company’s property in a single transaction or a series of related transactions other than in the ordinary course of the Company’s Business;

(k) Make an assignment for the benefit of creditors of the Company, file a voluntary petition in bankruptcy, consent to the appointment of a receiver for the Company or its assets, or engage in any other similar event or act; or

(l) Amend the Company’s Certificate of Formation.

Consent of the Members for purposes of this Section 4.02 shall mean the following:

(i) The written consent of a Supermajority in Interest of the Members; or

(ii) The affirmative vote of a Majority in Interest of the Members at a duly noticed meeting in accordance with the following procedure: if a Majority in Interest of the Members wish to consent to some action, such Majority in Interest of the Members may provide written notice thereof to the JDC (the “Request Notice”), whereupon the JDC shall call a meeting of the Members on a date specified by the Majority in Interest of the Members that is not less than 15 days after the date of the Request Notice; provided, that if the action of the Company is necessary before 15 days after the date of the Request Notice due to the requirements of law or contract or to prevent or avoid material harm to the Company, the Members may consent to such action by the written consent of a Majority in Interest of the Members without regard to the procedures in this paragraph (ii); or

(iii) The written consent of a Majority in Interest of the Members delivered to the Company and effective no earlier than the date following the date of the Member meeting specified by the Majority in Interest of the Members in the Request Notice.

Notwithstanding anything to the contrary contained herein, Dennis I. Goldberg, Ph.D., as a Manager of the Company, is hereby authorized to execute and enter into on behalf of the Company the Escrow Agreement, the Accounting Services Agreement, the Management Agreement, and the First Amendment and Consent to Assignment of the Exclusive License Agreement between UABRF and LX, dated August 3, 2012, and no additional actions or consents shall be required therefor.

4.03 JDC Composition; Vacancies.

(a) The Company and the Members shall take such actions as may be required to ensure that the number of Managers constituting the JDC is at all times five (5).

(i) Prior to a Delay Event, the JDC shall be comprised as follows: (A) three (3) individuals designated by LX Majority Unitholders (the “LX Managers”), who shall initially be Dennis I. Goldberg, Ph.D., Philip M. Friden, Ph.D., and Eric Morrell, Ph.D.; and (B) two (2) individuals designated by CAPS Majority Unitholders (the “CAPS Managers”), who shall initially be J.M. Holliman, III and Randy Steer.

(ii) On and after a Delay Trigger Event, the JDC shall be reconstituted and thereafter shall be comprised as follows:  (A) two (2) individuals designated by LX Majority Unitholders, and (B) three (3) individuals designated by CAPS Majority Unitholders.

(iii) The LX Managers, by a majority vote, shall have the right to appoint, remove and replace the chairman (the “Chairman”) of the JDC, who shall initially be Dennis I. Goldberg, Ph.D.; provided, however, that, on and after a Delay Trigger Event, the CAPS Managers, by a majority vote, shall have the right to appoint, remove and replace the chairman of the JDC.

At all times, the composition of any board of directors or comparable managers or other governing body of any Company Subsidiary, if any, shall be the same as that of the JDC.

(b) In the event that a vacancy is created on the JDC at any time due to the death, Disability, retirement, resignation or removal of a LX Manager, then except as otherwise provided in Section 4.03(a)(ii), the LX Majority Unitholders shall have the right to designate an individual to fill such vacancy and the Company and each Member hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy on the JDC. In the event that the LX Majority Unitholders shall fail to designate in writing a representative to fill a vacant LX Manager position on the JDC, and such failure shall continue for more than fifteen (15) days after notice from any Manager to the LX Unitholders with respect to such failure, then the vacant position shall be filled by an individual designated by the LX Managers then in office; provided, however, that such individual shall be removed from such position if the LX Majority Unitholders so direct and simultaneously designate a new LX Manager.

(c) In the event that a vacancy is created on the JDC at any time due to the death, Disability, retirement, resignation or removal of a CAPS Manager, then the CAPS Majority Unitholders shall have the right to designate an individual to fill such vacancy and the Company and each Member hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy on the JDC. In the event that the CAPS Majority Unitholders shall fail to designate in writing a representative to fill a vacant CAPS Manager position on the JDC, and such failure shall continue for more than fifteen (15) days after notice from any Manager to the CAPS Unitholders with respect to such failure, then the vacant position shall be filled by an individual designated by the CAPS Managers then in office; provided, however, that such individual shall be removed from such position if the CAPS Majority Unitholders so direct and simultaneously designate a new CAPS Manager.

4.04 Removal; Resignation.

(a) An LX Manager may be removed or replaced at any time from the JDC, with or without cause, upon, and only upon, the written request of the LX Majority Unitholders or as is otherwise provided in Section 4.03(a)(ii).

(b) A CAPS Manager may be removed or replaced at any time from the JDC, with or without cause, upon, and only upon, the written request of the CAPS Majority Unitholders.

(c) A Manager may resign at any time from the JDC by delivering his written resignation to the JDC and the Member(s) appointing such Manager as provided in Section 4.03. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The JDC's or any Member’s acceptance of a resignation shall not be necessary to make it effective.

4.05 Meetings.

(a) Generally. The JDC shall meet at such time and at such place as the JDC may designate; provided, however, that the JDC shall have at least four (4) meetings each calendar year and, unless otherwise agreed to by at least four (4) Managers, (i) each such meeting shall be at least sixty (60) days apart, and (ii) at least two (2) of such meetings shall be conducted in person with at least four (4) Managers physically present at each such meeting.  Meetings of the JDC may be held either in person or by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Delaware) as may be determined from time to time by the JDC.

(b) Calling Meetings. Meetings of the JDC shall be held on the call of any three (3) Managers (with at least one such Manager being a CAPS Manager) upon at least five (5) days' written notice (if the meeting is to be held in person) or one (1) day's written notice (if the meeting is to be held by telephone communications or video conference) to the Managers, or upon such shorter notice as may be approved by four (4) of the Managers. Any Manager may waive such notice as to himself.

(c) Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the JDC need be specified in the notice or waiver of notice of such meeting.

4.06 Quorum; Manner of Acting.

(a) Quorum.  At least four (4) of the Managers serving on the JDC shall constitute a quorum for the transaction of business of the JDC. At all times when the JDC is conducting business at a meeting of the JDC, a quorum of the JDC must be present at such meeting. If a quorum shall not be present at any meeting of the JDC, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(b) Participation.  Except as otherwise provided in Section 4.05(a), any Manager may participate in a meeting of the JDC by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law.

(c) Binding Act.  Each Manager shall have one vote on all matters submitted to the JDC or any committee thereof. With respect to any matter before the JDC, the act of a majority of the Managers constituting a quorum shall be the act of the JDC.

4.07 Action by Written Consent.  Notwithstanding anything herein to the contrary, any action of the JDC may be taken without a meeting if a written consent constituting not less than four (4) Managers on the JDC shall approve such action. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

4.08 Compensation; No Employment.

(a) Each Manager shall be reimbursed for his reasonable out-of-pocket expenses (including all travel, airplane, hotel and meal expenses) incurred in the performance of his duties as a Manager, pursuant to such policies as from time to time established by the JDC. Nothing contained in this Section 4.08 shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation for such services.

(b) This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Manager.

4.09 Officers.  The JDC may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the JDC may delegate to such Officers such power and authority as the JDC deems advisable, subject to the limitations contained herein. No Officer need be a Member or Manager. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his successor is designated by the JDC or until his earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the JDC. Any Officer may be removed by the JDC (acting by majority vote of all Managers other than the Officer being considered for removal, if applicable) with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the JDC.

4.10 No Personal Liability.  Except as otherwise provided in the Act, by Applicable Law or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation or liability of the Company or of any Company Subsidiaries, if any, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

ARTICLE V

MEMBER MATTERS

5.01 Representations and Warranties of Members.  By execution and delivery of this Agreement or any counterpart hereto, as applicable, each of the Members, whether admitted as of the date hereof or any time thereafter, represents and warrants to the Company and acknowledges that:

(a) The Units have not been registered under the Securities Act or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with;

(b) Such Member agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Rule 501 promulgated under the Securities Act with respect to the offer and sale of the Units;

(c) Other than in connection with the dissolution of a Member, such Member's Units are being acquired for its own account solely for investment and not with a view to resale or distribution thereof;

(d) Such Member has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries, if any, and such Member acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Company and the Company Subsidiaries, if any, for such purpose;

(e) The determination of such Member to acquire Units has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries, if any, that may have been made or given by any other Member or by any agent or employee of any other Member;

(f) Such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed decision with respect thereto;

(g) Such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(h) The execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default in any material respect under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound; and

(i) This Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights or general equity principles (regardless of whether considered at law or in equity).

None of the foregoing shall replace, diminish or otherwise adversely affect any Member's representations and warranties made by it in any contribution agreement, unit purchase agreement or the like, as applicable.

5.02 No Personal Liability.  Except as otherwise provided in the Act, by Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or of any Company Subsidiaries or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.

5.03 Voting.  Except as otherwise provided by this Agreement or as otherwise required by the Act or Applicable Law, all decisions reserved to the Members shall be made upon the written consent of a Majority in Interest of the Members and each Member shall be entitled to one vote per Common Unit on all matters upon which the Members have the right to vote under this Agreement. Except as otherwise required by the Act or Applicable Law, the Preferred Units shall not entitle the holders thereof to vote on any matters required or permitted to be voted on by the Members.

5.04 Meetings.

(a) Calling the Meeting.  Meetings of the Members may be called by (i) the JDC or (ii) by a Member or group of Members holding more than twelve percent (12%) of the then-outstanding votes attributable to the relevant Common Units. Only Members who hold Common Units (“Voting Members”) shall have the right to attend meetings of the Members.

(b) Notice.  Written notice stating the place, date and time of the meeting and, in the case of a meeting of the Members not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than ten (10) days and not more than thirty (30) days before the date of the meeting to each Voting Member, by or at the direction of the JDC or the Member(s) calling the meeting, as the case may be. The Voting Members may hold meetings at the Company's principal office or at such other place as the JDC or the Member(s) calling the meeting may designate in the notice for such meeting.

(c) Participation.  Any Voting Member may participate in a meeting of the Voting Members by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Vote by Proxy.  On any matter that is to be voted on by Voting Members, a Voting Member may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Voting Member executing it unless otherwise provided in such proxy; provided, however, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(e) Conduct of Business.  The business to be conducted at any such Member meeting need not be limited to the purpose described in the notice and may include business to be conducted by Voting Members; provided, however, that the appropriate Voting Members shall have been notified of the meeting in accordance with the preceding sentence.  Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

5.05 Quorum.

(a) A quorum of any meeting of the Voting Members shall require the presence of the Members holding seventy five percent (75%) of the Common Units held by all Members, except as provided in Section 5.05(b) below.  If a quorum is not present, the holders of a majority of the Common Units present at the meeting may adjourn the meeting to another date no less than 10 days following the date of the meeting.

(b) A quorum of an adjourned meeting of the Voting Members shall require the presence of the Members holding a majority of the Common Units held by all Members.

(c) Subject to Section 5.06, no action at any meeting may be taken by the Members unless the appropriate quorum is present. Subject to Section 5.06, no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of Members holding at least a majority of the Common Units held by all Members.

5.06 Action Without Meeting.  Notwithstanding the provisions of Section 5.05, any matter that is to be voted on, consented to or approved by Voting Members may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding not less than seventy five percent (75%) of the Common Units held by all Members, except as otherwise provided in Section 4.02.  A record shall be maintained by the JDC of each such action taken by written consent of a Member or Members.

5.07 Power of Members.  The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the Act. Except as otherwise specifically provided by this Agreement or required by the Act, no Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind, the Company.

5.08 Dissolution by CAPS.  The JDC is responsible for conducting reevaluations of the Company's development plan from time to time and, in appropriate circumstances, to recommend the dissolution of the Company, as provided in Section 4.01(b).  Notwithstanding anything contained herein to the contrary, however, for so long as CAPS holds a majority of the Units with voting rights hereunder, CAPS shall have the right to elect to dissolve the Company if CAPS determines in its sole discretion that any one or more of the following events has occurred:

(a) A negative toxicology event occurs in respect of AEM-28 that is likely to preclude the allowance of an IND with the U.S. Food and Drug Administration (the "FDA") for AEM-28;

(b) The Company's program for the development of AEM-28 is put on clinical hold by the FDA;

(c) The FDA makes a decision not to allow further development of Apo E Mimetic molecules generally or AEM-28 specifically;

(d) AEM-28 is not designated by the FDA as an orphan drug for homozygous familial hypercholesterolemia; or

(e) The results of clinical studies show a pattern of drug-related serious adverse events that present an unacceptable safety profile.

ARTICLE VI

Accounting; Tax Matters

6.01 Financial Statements.  The JDC shall furnish to each Member the following reports:

(a) Annual Financial Statements.  As soon as available, and in any event within one hundred  twenty (120) days after the end of each Fiscal Year, unaudited consolidated balance sheets of the Company and Company Subsidiaries, if any, as at the end of each such Fiscal Year and unaudited consolidated statements of income, cash flows and Members' equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

(b) Quarterly Financial Statements.  As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company and Company Subsidiaries, if any, as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members' equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

6.02 Inspection Rights.  Upon reasonable notice from a Member, the Company shall, and shall cause its Managers, Officers and employees to, afford each Member and its Representatives reasonable access during normal business hours to (a) the Company's and the Company Subsidiaries', if any, properties, offices, plants and other facilities, (b) the corporate, financial and similar records, reports and documents of the Company and the Company Subsidiaries, if any, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members or Managers, and to permit each Member and its Representatives to examine such documents and make copies thereof, and (c) the Company's and the Company Subsidiaries', if any, Officers, senior employees and public accountants, and to afford each Member and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company and the Company Subsidiaries, if any, with their Officers, senior employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Member and its Representatives such affairs, finances and accounts).

6.03 Budget.   As of the Effective Date, the Members will agree to a budget (the “Budget”).  The JDC shall use commercially reasonable efforts to operate the Company in all material respects in accordance with the Budget.

6.04 Tax Matters Member.

(a) Appointment.  The Members hereby appoint CAPS as the “Tax Matters Member” who shall serve as the “tax matters partner” (as such term is defined in Code Section 6231) for the Company and shall have such rights and duties as is set forth herein.

(b) Tax Examinations and Audits.  The Tax Matters Member is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member and each Manager agrees to cooperate with the Tax Matters Member and to do or refrain from doing any or all things reasonably requested by the Tax Matters Member with respect to the conduct of examinations by Taxing Authorities and any resulting proceedings. Each Member and each Manager agrees that any action taken by the Tax Matters Member in connection with audits of the Company shall be binding upon such Members and that such Member shall not independently act with respect to tax audits or tax litigation affecting the Company.

(c) Income Tax Elections.  The Tax Matters Member shall have sole discretion to make any income tax election it deems advisable on behalf of the Company; provided, however, that the Tax Matters Member will make an election under Section 754 of the Code, if requested in writing by a Majority in Interest of the Members. All determinations as to tax elections and accounting principles shall be made solely by the Tax Matters Member.

(d) Tax Returns and Tax Deficiencies.  Each Member and each Manager agrees that such Member or such Manager, as the case may be, shall not treat any Company item inconsistently on such Member's federal, state, foreign or other income tax return with the treatment of the item on the Company's return. The Tax Matters Member shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 3.04(d).

(e) Resignation.  The Tax Matters Member may resign at any time. If CAPS ceases to be the Tax Matters Member for any reason, a Majority in Interest of the Members shall appoint a new Tax Matters Member.

6.05 Tax Returns.  At the expense of the Company, the Tax Matters Member shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business, as is reasonably determined by the Tax Matters Member. As soon as reasonably possible after the end of each Fiscal Year, the Tax Matters Member will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person's federal, state and local income tax returns for such Fiscal Year.

6.06 Company Funds.  All funds of the Company shall be deposited in its name, or in such name as may be designated by a Majority in Interest of the Members, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by a Majority in Interest of the Members. The funds of the Company shall not be commingled with the funds of any other Person. Unless otherwise determined by a Majority in Interest of the Members, all withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of the Chairman and such other individuals designated by a Majority in Interest of the Members.

ARTICLE VII

Covenants

7.01 Confidentiality.

(a) Each Member and each Manager (each, a “Company Person”) acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company, the Company Subsidiaries, if any, and their Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents which the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Company Person acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Company Person is subject, no Company Person shall, directly or indirectly, whether through such Company Person’s agents, employees contractors, affiliates or otherwise, disclose or use (other than solely for the purposes of such Company Person monitoring and analyzing his investment in the Company or performing his duties as a Manager, Officer, employee, consultant or other service provider of the Company) at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, either during his membership, association or employment with the Company or thereafter, any Confidential Information of which such Company Person is or becomes aware. Each Company Person in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b) Nothing contained in Section 7.01(a) shall prevent any Company Person from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Company Person; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to other Managers or other Members; (vi) to a Member's Representatives who, in the reasonable judgment of such Company Person, needs to know such Confidential Information; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Units from a Member, as long as such Transferee agrees to be bound by the provisions of this Section 7.01 as if a Member; provided, however, that in the case of clause (i), (ii) or (iii), such Company Person shall notify the Company, the other Managers, and the other Members of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company, the other Managers, and the other Members) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c) The restrictions of Section 7.01(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Company Person in violation of this Agreement; (ii) is or becomes available to a Company Person or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Company Person and any of its Representatives in compliance with this Agreement; (iii) is or has been independently developed or conceived by such Company Person without use of Confidential Information; or (iv) becomes available to the receiving Company Person or any of its Representatives on a non-confidential basis from a source other than the Company, any other Company Person or any of their respective Representatives; provided, however, that such source is not known by the recipient of the Confidential Information to be bound by a confidentiality agreement with the disclosing Company Person or any of its Representatives.

(d) Each Company Person agrees that upon the Transfer of his or her ownership of all of his or her Units for any reason whatsoever, such Company Person shall surrender to the Company in good condition any record or records kept by such Company Person containing Confidential Information.  Upon request of a Majority in Interest of the Members, such Company Person shall certify in writing to the Company that he or she has complied with the foregoing, and that he or she has not retained any Confidential Information in hard or soft copy, or any other form.

7.02 Other Business Activities.  The parties hereto expressly acknowledge and agree that, subject to all confidentiality provisions contained in Section 7.01 and subject at all times to this Agreement: (i) UABRF, CAPS and their Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships, ventures, agreements or arrangements with entities engaged in the business of the Company, other than through the Company and the Company Subsidiaries (an “Other Business”); provided, however, that no such Other Businesses shall be a Directly Competitive Business (as defined below), provided further that UABRF may engage in an Other Business or have presently or in the future investments in an Other Business including a Directly Competitive Business as long as UABRF does not directly engage in partnering with or investing in a business that develops, sells or manufactures the Apo E Mimetic molecules, including AEM-28 and AEM-18 and analogs licensed pursuant to the License Agreement; (ii) none of UABRF, CAPS or their Affiliates will be obligated to inform the Company or any Member of any business opportunity, relationship or investment (a “Company Opportunity”) or to present any Company Opportunity to the Company, and the Company hereby renounces any interest in a Company Opportunity and any expectancy that a Company Opportunity will be offered to it; (iii) nothing contained herein shall limit, prohibit or restrict any Manager appointed by the CAPS Majority Unitholders from serving on the board of directors or other governing body of any Other Business; and (iv) the Members will not acquire, be provided with an option or opportunity to acquire, or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of UABRF, CAPS or their Affiliates. The parties hereto expressly authorize and consent to the involvement of CAPS and/or its Affiliates in any Other Business subject to the terms contained in this Section 7.02; provided, however, that any transactions between the Company and/or the Company Subsidiaries, if any, and an Other Business will be on terms no less favorable to the Company and/or any Company Subsidiaries, if any, than would be obtainable in a comparable arm's-length transaction.  For purposes of this Section 7.02, a “Directly Competitive Business” is a business that engages in the development, manufacture or sale of any molecules for the treatment of hypercholesterolemia, hyperlipidemia, acute coronary syndrome, obesity and diabetes.

ARTICLE VIII

Transfer

8.01 General Restrictions on Transfer.

(a) Each Member acknowledges and agrees that such Member (or any Permitted Transferee of such Member) shall not Transfer any Units except as may be approved by a Majority in Interest of the Members (which consent shall not be unreasonably withheld), as permitted pursuant to Section 8.02 or Section 8.03 or in accordance with the procedures described in Section 8.04 or Section 8.05, as applicable. No Transfer of Units shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 2.04(c).

(b) Notwithstanding any other provision of this Agreement to the contrary (including Section 8.02), each Member agrees that it will not, directly or indirectly, Transfer any of its Units, and the Company agrees that it shall not issue any Units or otherwise approve the Transfer of any Units:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Units, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Code Section 7704(b) within the meaning of Treasury Regulation Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3);

(iii) if such Transfer or issuance would affect the Company's existence or qualification as a limited liability company under the Act;

(iv) if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v) if such Transfer or issuance would cause a termination of the Company for federal income tax purposes;

(vi) if such Transfer or issuance would cause the Company or any of the Company Subsidiaries, if any, to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(vii) if such Transfer or issuance would cause the assets of the Company or any of the Company Subsidiaries to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or any Company Subsidiary, if any.

Further, a Majority in Interest of the Members may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.

(c) Any Transfer or attempted Transfer of any Units in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company's books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Units for all purposes of this Agreement; provided, however, that in the event that the transferor of such Units ceases to exist (due to death or dissolution), then unless and until any such transferee of such Units is admitted as a Member of the Company in accordance with Section 2.04(c), such transferee shall have no right to receive Distributions or allocation of Net Income or Net Loss (as provided in Schedule B), shall have no right to inspect the Company’s books and records or vote on any matters reserved to the Members hereunder, or exercise any other right or privilege as a member of the Company.

8.02 CAPS Permitted Transfers.  The provisions of Sections 8.01(a), 8.04 (with respect to the Dragging Members only) and Section 8.05 shall not apply to any of the following Transfers by CAPS of any of its Units: (i) a Transfer to an Affiliate of CAPS and (ii) in the event of a liquidation, dissolution or winding up of CAPS, a Transfer to its shareholders in accordance with its constitutive documents.  Notwithstanding the foregoing, each of the foregoing Transfers of Units shall be subject to Section 2.04, Section 8.01(b) and Section 8.01(c).

8.03 LX Permitted Transfers.  The provisions of Sections 8.01(a), 8.04 (with respect to the Dragging Members only) and Section 8.05 shall not apply to any of the following Transfers by LX Unitholders of any of their Units: (i) a Transfer to an Affiliate of the transferee, provided that all Units held by the transferee are so transferred; (ii) in the event of a liquidation, dissolution or winding up of an LX Unitholder who is a corporation or limited liability company, a Transfer to such entity’s shareholders or members in accordance with its constitutive documents; and (iii) Transfers made in connection with the LX Withdrawal.  Notwithstanding the foregoing, each of the foregoing Transfers of Units shall be subject to Section 2.04, Section 8.01(b) and Section 8.01(c).

8.04 Drag-along Rights.

(a) Participation.  If one or more Members (together with their respective Permitted Transferees) holding no less than a majority of all the Common Units (such Members, the “Dragging Members”), propose to consummate, in one transaction or a series of related transactions, a Change of Control (a “Drag-along Sale”), the Dragging Members shall have the right, after delivering the Drag-along Notice in accordance with Section 8.04(c) and subject to compliance with Section 8.04(d), to require that each other Member (each, a “Drag-along Member”) participate in such sale in the manner set forth in Section 8.04(b).

(b) Sale of Units.  Subject to compliance with Section 8.04(d):

(i) If the Drag-along Sale is structured as a sale resulting in a majority of the Common Units being held by a Third Party Purchaser, then each Drag-along Member shall sell, with respect to each class or series of Units proposed by the Dragging Members to be included in the Drag-along Sale, the number of Units of such class or series equal to the product obtained by multiplying (i) the number of applicable Units held by such Drag-along Member by (ii) a fraction (x) the numerator of which is equal to the number of applicable Units that the Dragging Members proposes to sell in the Drag-along Sale and (y) the denominator of which is equal to the number of applicable Units held by the Dragging Members at such time; and

(ii) If the Drag-along Sale is structured as a sale of all or substantially all of the assets of the Company or as a merger, consolidation, recapitalization, or reorganization of the Company or other transaction requiring the consent or approval of a Majority in Interest of the Members, then notwithstanding anything to the contrary in this Agreement, each Drag-along Member shall vote in favor of the transaction and otherwise consent to and raise no objection to such transaction, and shall take all actions to waive any dissenters', appraisal or other similar rights that it may have in connection with such transaction. The Distribution of the aggregate consideration of such transaction shall be made in accordance with Section 9.03(c).

(c) Sale Notice.  The Dragging Members shall exercise its rights pursuant to this Section 8.04 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Member no more than ten (10) Business Days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag-along Sale and, in any event, no later than twenty (20) Business Days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Dragging Members' rights and obligations hereunder and shall describe in reasonable detail: (i) the name of the Person to whom such Units are proposed to be sold; (ii) the proposed date, time and location of the closing of the sale; (iii) the number of each class or series of Units to be sold by the Dragging Members, the proposed amount of consideration for the Drag-along Sale and the other material terms and conditions of the Drag-along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof and including, if available, the purchase price per Unit of each applicable class or series; and (iv) a copy of any form of agreement proposed to be executed in connection therewith.

(d) Conditions of Sale.  The obligations of the Drag-along Members in respect of a Drag-along Sale under this Section 8.04 are subject to the satisfaction of the following conditions:

(i) The consideration to be received by each Drag-along Member shall be the same form and amount of consideration to be received by the Dragging Members per Unit of each applicable class or series (the Distribution of which shall be made in accordance with Section 8.04(b)) and the terms and conditions of such sale shall, except as otherwise provided in Section 8.04(d)(iii), be the same as those upon which the Dragging Members sells its Units;

(ii) If the Dragging Members or any Drag-along Member is given an option as to the form and amount of consideration to be received, the same option shall be given to all Drag-along Members; and

(iii) Each Drag-along Member shall execute the applicable purchase agreement, if applicable, and make or provide the same representations, warranties, covenants, indemnities and agreements as the Dragging Members makes or provides in connection with the Drag-along Sale; provided, however, that each Drag-along Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Units, authorization, execution and delivery of relevant documents, enforceability of such documents against the Drag-along Member, and other matters relating to such Drag-along Member, but not with respect to any of the foregoing with respect to any other Members or their Units; provided, further, however, that all representations, warranties, covenants and indemnities shall be made by the Dragging Members and each Drag-along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Members and each Drag-along Member, in each case in an amount not to exceed the aggregate proceeds received by the Dragging Members and each such Drag-along Member in connection with the Drag-along Sale.

(e) Cooperation.

(i) Each Drag-along Member shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Members, but subject to Section 8.04(d)(iii).

(ii) If a Drag-Along Member fails, for any reason, to execute any agreements or other documents, or to take any other action necessary to satisfy its obligations set forth in this Section 8.04, such Drag-along Member:  (i) to the extent applicable, shall be deemed to have assigned all of its right, title and interest in and to its Units to the Third Party Purchaser and the Third Party Purchaser shall have the right to receive all Distributions with respect to such Units, (ii) shall be deemed to have given the Dragging Members an irrevocable proxy, coupled with an interest, to vote its Units on all matters submitted which such Drag-along Member is entitled to a vote, (iii) shall be deemed to have given the Dragging Members an irrevocable power of attorney solely to execute and deliver in such Drag-along Member’s name and stead all documents, agreements and instruments necessary and appropriate to effectuate the Drag-along Sale, and (iv) shall cease to have any rights with respect to such Units except to only the right to receive the respective amounts for such Drag-along Member’s Units as computed pursuant to this Section 8.04 upon the closing of the Drag-along Sale as set forth in this Section 8.04.  This remedy is in addition to any other remedies allowed by law or by this Agreement.

(f) Expenses.  The fees and expenses of the Dragging Members incurred in connection with a Drag-along Sale and for the benefit of all Drag-along Members (it being understood that costs incurred by or on behalf of Dragging Members for their sole benefit will not be considered to be for the benefit of all Drag-along Members), to the extent not paid or reimbursed by the Company or the Third Party Purchaser, shall be shared by the Dragging Member and all the Drag-along Members on a pro rata basis, based on the consideration received by each such Member; provided, however, that no Drag-along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-along Sale.

8.05 Tag-along Rights.

(a) Participation.  Subject to the terms and conditions specified in Section 8.01 and Section 8.02, if any Member (the “Selling Member”) proposes to Transfer any of its Common Units to any Person (a “Proposed Transferee”), each other Member (each, a “Tag-along Member”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 8.05.

(b) Application of Transfer Restrictions.  The provisions of this Section 8.05 shall only apply to Transfers in which the Dragging Members have elected to not exercise their drag-along right under Section 8.04.

(c) Sale Notice.  Prior to the consummation of any Transfer of Common Units qualifying under Section 8.05(b), the Selling Member shall deliver to the Company and each other Member holding Common Units of the class or series proposed to be Transferred a written notice (a “Sale Notice”) of the proposed Tag-along Sale within five (5) Business Days of receipt or issuance of notice of the Selling Member’s proposed Transfer of its Common Units to the Proposed Transferee. The Sale Notice shall make reference to the Tag-along Members' rights hereunder and shall describe in reasonable detail: (i) the aggregate number of Common Units the Proposed Transferee has offered or otherwise agreed to purchase; (ii) the identity of the Proposed Transferee; (iii) the proposed date, time and location of the closing of the Tag-along Sale; (iv) the purchase price per applicable Common Unit (which shall be payable solely in cash) and the other material terms and conditions of the Transfer; and (v) a copy of any form of agreement proposed to be executed in connection therewith.

(d) Exercise of Tag-along Right.

(i) The Selling Member and each Tag-along Member timely electing to participate in the Tag-along Sale pursuant to Section 8.05(d)(ii) shall have the right to Transfer in the Tag-along Sale the number of Common Units equal to the product of (x) the aggregate number of Common Units that the Proposed Transferee proposes or has otherwise agreed to buy as stated in the Sale Notice and (y) a fraction (A) the numerator of which is equal to the number of Common Units then held by the applicable Member, and (B) the denominator of which is equal to the number of Common Units then held by the Selling Member and all of the Tag-along Members timely electing to participate in the Tag-along Sale pursuant to Section 8.05(d)(ii) (such amount with respect to the Common Units, the “Tag-along Portion”).

(ii) Each Tag-along Member shall exercise its right to participate in a Tag-along Sale by delivering to the Selling Member a written notice (a “Tag-along Notice”) stating its election to do so and specifying the number of Common Units (up to its Tag-along Portion) to be Transferred by it no later than ten (10) Days after receipt of the Sale Notice (the “Tag-along Period”).

(iii) The offer of each Tag-along Member set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Member shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 8.05.

(e) Remaining Portions.

(i) If any Tag-along Member declines to exercise its right under Section 8.05(d)(i) or elects to exercise it with respect to less than its full Tag-Along Portion (the aggregate amount of Common Units resulting from all such unexercised Tag-Along Portions, the “Remaining Portion”), the Selling Member shall promptly deliver a written notice (a “Remaining Portion Notice”) to those Tag-along Members who have elected to Transfer their Tag-Along Portion in full (each, a “Fully Participating Tag-along Member”).  The Selling Member, each Fully Participating Tag-along Member (with respect to any Remaining Portion) shall be entitled to Transfer, in addition to any applicable Common Units already being Transferred, a number of Common Units, held by it equal to the product of (x) the Remaining Portion and (y) a fraction (A) the numerator of which is equal to the number of Common Units then held by the applicable Member, and (B) the denominator of which is equal to the number of Common Units then held by the Selling Member and all Fully Participating Tag-along Members.

(ii) Each Fully Participating Tag-along Member shall exercise its right to participate in the Transfer described in Section 8.05(e)(i) by delivering to the Selling Member a written notice (a “Remaining Tag-along Notice”) stating its election to do so and specifying the number of Common Units (up to the amounts it may Transfer pursuant to Section 8.05(e)(i)), to be Transferred by it no later than five (5) Business Days after receipt of the Remaining Portion Notice.

(iii) The offer of each Fully Participating Tag-along Member set forth in a Remaining Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Member shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 8.05.

(f) Waiver.  Each Tag-along Member who does not deliver a Tag-along Notice in compliance with Section 8.05(d)(ii) shall be deemed to have waived all of such Tag-along Member's rights to participate in the Tag-along Sale with respect to the Common Units owned by such Tag-along Member, and the Selling Member shall (subject to the rights of any other participating Tag-along Member) thereafter be free to sell to the Proposed Transferee the Common Units identified in the Sale Notice at a per Common Unit price that is no greater than the applicable per Common Unit price set forth in the Sale Notice and on other terms and conditions which are not in the aggregate materially more favorable to the Selling Member than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-along Members.

(g) Conditions of Sale.

(i) Each Member participating in the Tag-along Sale shall receive the same consideration per Common Unit after deduction of such Member's proportionate share of the related expenses in accordance with Section 8.05(i) below.

(ii) Each Tag-along Member shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Member makes or provides in connection with the Tag-along Sale; provided, however, that each Tag-along Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Common Units, authorization, execution and delivery of relevant documents, enforceability of such documents against the Tag-along Member, and other matters relating to such Tag-along Member, but not with respect to any of the foregoing with respect to any other Members or their Common Units; provided, further, however, that all representations, warranties, covenants and indemnities shall be made by the Selling Member and each Tag-along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Selling Member and each Tag-along Member, in each case in an amount not to exceed the aggregate proceeds received by the Selling Member and each such Tag-along Member in connection with the Tag-along Sale.

(h) Cooperation.  Each Tag-along Member shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Member, but subject to Section 8.05(g)(ii).

(i) Expenses.  The fees and expenses of the Selling Member incurred in connection with a Tag-along Sale and for the benefit of all Tag-along Members (it being understood that costs incurred by or on behalf of a Selling Member for its sole benefit will not be considered to be for the benefit of all Tag-along Members), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by the Selling Member and all the participating Tag-along Members on a pro rata basis, based on the consideration received by each such Member; provided, however, that no Tag-along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.

(j) Consummation of Sale.  The Selling Member shall have thirty (30) days following the expiration of the Tag-along Period in which to consummate the Tag-along Sale, on terms not more favorable to the Selling Member than those set forth in the Tag-along Notice (which such 30-day period may be extended for a reasonable time not to exceed forty-five (45) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Selling Member has not completed the Tag-along Sale, the Selling Member may not then effect a Transfer that is subject to this Section 8.05 without again fully complying with the provisions of this Section 8.05.

(k) Transfers in Violation of the Tag-along Right.  If the Selling Member sells or otherwise Transfers to the Proposed Transferee any of its Common Units in breach of this Section 8.05, then each Tag-along Member shall have the right to sell to the Selling Member, and the Selling Member undertakes to purchase from each Tag-along Member, the number of Common Units of each applicable class or series that such Tag-along Member would have had the right to sell to the Proposed Transferee pursuant to this Section 8.05, for a per Common Unit amount and form of consideration and upon the terms and conditions on which the Proposed Transferee bought such Common Units from the Selling Member, but without indemnity being granted by any Tag-along Member to the Selling Member; provided, however, that nothing contained in this Section 8.05(k) shall preclude any Member from seeking alternative remedies against such Selling Member as a result of its breach of this Section 8.05. The Selling Member shall also reimburse each Tag-along Member for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Member's rights under this Section 8.05(k).

8.06 No Withdrawal.  A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in Section 18-304 of the Act. Except with respect to the LX Withdrawal, so long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member.

8.07 Death; Dissolution.  The death or dissolution of any Member shall not cause the dissolution of the Company. In such event the Company and its business shall be continued by the remaining Member or Members and the Units owned by the deceased or dissolved Member shall automatically be Transferred to such Member's successors and assigns subject to Section 2.04(c), Section 8.01(b) and Section 8.01(c).

ARTICLE IX

Dissolution and Liquidation

9.01 Events of Dissolution.  The Company shall be dissolved and is affairs wound up only upon the occurrence of any of the following events:

(a) An election to dissolve the Company made by a Majority in Interest of the Members following a determination by the JDC pursuant to Section 4.01(b) that the Company should cease development;

(b) An election by CAPS in accordance with Section 5.08 to dissolve the Company;

(c) An election to dissolve the Company made by a Supermajority in Interest of the Members;

(d) The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company and the receipt of all the proceeds therefrom; or

(e) The entry of a decree of judicial dissolution under Section 18-802 of the Act.

9.02 Effectiveness of Dissolution.  Dissolution of the Company shall be effective on the day on which the event described in Section 9.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 9.03 and the Certificate of Formation shall have been cancelled as provided in Section 9.05.

9.03 Liquidation.  If the Company is dissolved pursuant to Section 9.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Act and the following provisions:

(a) Liquidator.  A Person selected by a Majority in Interest of the Members shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b) Accounting.  As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) Distribution of Proceeds.  The Liquidator shall liquidate the assets of the Company and Distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) First, to the payment of all of the Company's debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii) Second, to the establishment of and additions to reserves that are determined by a Majority in Interest of the Members in their sole discretion to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii) Third, to the Members in the same manner as Distributions are made under Section 3.02.

(d) Discretion of Liquidator.  Notwithstanding the provisions of Section 9.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 9.03(c), if upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company's assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, Distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 9.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such Distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such Distribution, any property to be Distributed will be valued at its Fair Market Value.

9.04 Negative Capital Accounts.  In the event that any Member shall have a deficit balance in his, her or its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or to make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

9.05 Cancellation of Certificate.  Upon completion of the Distribution of the assets of the Company as provided in Section 9.03(c) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

9.06 Survival of Rights, Duties and Obligations.  Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss which at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member's right to indemnification pursuant to Section 10.03.

9.07 Recourse for Claims.  Each Member shall look solely to the assets of the Company for all Distributions with respect to the Company, such Member's Capital Account, and such Member's share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator, any Manager, or any other Member.

ARTICLE X

Exculpation and Indemnification

10.01 Exculpation of Covered Persons.

(a) Covered Persons.  As used herein, the term “Covered Person” shall mean (i) each Member, (ii) each officer, director, shareholder, partner, member, controlling Affiliate, employee, agent or representative of each Member, and each of their controlling Affiliates, and (iii) each Manager, Officer, employee, agent or representative of the Company.

(b) Standard of Care.  No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith and with the belief that such action or omission is in, or not opposed to, the best interest of the Company, so long as such action or omission does not constitute fraud, gross negligence or willful misconduct by such Covered Person.

(c) Good Faith Reliance.  A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which Distributions might properly be paid) of the following Persons or groups: (i) another Manager; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person's professional or expert competence. The preceding sentence shall in no way limit any Person's right to rely on information to the extent provided in Section 18-406 of the Act.

10.02 Liabilities and Duties of Covered Persons.

(a) Limitation of Liability.  This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person. To the extent that, at law or in equity, any Covered Person has duties and liabilities related thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for such Covered Person's good faith reliance on the provisions of this Agreement.

(b) Duties.  Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person's “discretion” or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person's “good faith” or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

10.03 Indemnification.

(a) General.  To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) Any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the business of the Company; or

(ii) The fact that such Covered Person is or was acting in connection with the business of the Company as a partner, member, stockholder, controlling Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee or agent of any Person including the Company or any Company Subsidiary; provided, however, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (y) such Covered Person's conduct did not constitute fraud, gross negligence or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person's conduct was unlawful, or that the Covered Person's conduct constituted fraud, gross negligence or willful misconduct.

(b) Reimbursement.  The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 10.03; provided, however, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 10.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c) Entitlement to Indemnity.  The indemnification provided by this Section 10.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 10.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 10.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(d) Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person's duties in such amount and with such deductibles as the JDC may determine; provided, however, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e) Funding of Indemnification Obligation.  Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 10.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(f) Savings Clause.  If this Section 10.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 10.03 to the fullest extent permitted by any applicable portion of this Section 10.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(g) Amendment.  The provisions of this Section 10.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 10.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 10.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person's entitlement to indemnification for such Losses without the Covered Person's prior written consent.

10.04 Survival.  The provisions of this Article X shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE XI

Additional Matters

11.01 Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, the Company, each Manager, and each Member hereby agrees, at the request of the Company, any other Member, or the JDC to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

11.02 Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to the Company:	50 Lands End Lane, Sudbury, Massachusetts 01776 E-mail: Attention: Chairman
With a copy to:	Gunderson Dettmer Stough Villeneuve Franklin & Hachigian 850 Winter Street Waltham, MA 02451 Attention: Peter B. Schoch Facsimile: (781) 622-1622
And:	Capstone Therapeutics Corp. 1275 West Washington Street Tempe, Arizona 85281 Attention: John M. Holliman, III, Executive Chairman Facsimile: (480) 907-1113

If to a Member, to such Member's respective mailing address as set forth on the Members Schedule.

If to a Manager, to such Manager’s respective mailing address as set forth on such Manager’s counterpart signature page
11.03 Headings.  The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

11.04 Severability.  If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.05 Entire Agreement.  This Agreement, together with the Certificate of Formation, the Contribution Agreement, the Disclosure Schedule, the Budget, each Unit Purchase Agreement, if any, and all related Exhibits and Schedules, and any other agreements or instruments referenced in any of the foregoing constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

11.06 Successors and Assigns.  Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

11.07 No Third-party Beneficiaries.  Except as provided in Article X, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.08 Amendment.  No provision of this Agreement may be amended or modified except by an instrument in writing executed by a Supermajority in Interest of the Members.  Any such written amendment or modification will be binding upon the Company, each Manager, and each Member.  Notwithstanding the foregoing, amendments to the Members Schedule following any new issuance, redemption, repurchase or Transfer of Units in accordance with this Agreement may be made by the JDC without the consent of or execution by the Members.

11.09 Waiver.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 11.09 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 4.05(c), Section 5.04(e), Section 8.04(b)(ii), Section 8.05(f) and Section 11.11 hereof.

11.10 Governing Law.  All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

11.11 Arbitration.  All claims, disputes and other matters in controversy (a “Dispute”) regarding any matter set forth in this Agreement shall be resolved exclusively according to the procedures set forth in this Section 11.11.

(a) If a Dispute arises relating to any matter set forth herein between or among the Company, the Members or the Managers (each, a “Party”), it is expected that the Parties will attempt in good faith to resolve any such dispute in an amicable and mutually satisfactory manner.

(b) In the event such efforts are unsuccessful, any Party may serve a notice of arbitration (“Notice of Arbitration”) on any other Party pursuant to Section 11.02. The Notice of Arbitration shall be dated, and without prejudice to any right under the applicable rules of arbitration permitting subsequent modifications, shall specify the claims or issues that are to be subjected to arbitration.

(c) THE PARTIES AGREE THAT IN ORDER TO PROMOTE TO THE FULLEST EXTENT REASONABLY POSSIBLE A MUTUALLY AMICABLE RESOLUTION OF THE DISPUTE IN A TIMELY, EFFICIENT AND COST-EFFECTIVE MANNER, THEY WILL WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY AND SETTLE THEIR DISPUTE BY SUBMITTING THE CONTROVERSY TO ARBITRATION TO AN ARBITRATOR OR ARBITRATION PANEL, AS APPLICABLE, SELECTED IN ACCORDANCE WITH SECTION 11.11(d) FOR PROCEEDINGS GOVERNED BY THE COMMERCIAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION (A.A.A.) EXCEPT THAT ALL PARTIES SHALL BE ENTITLED TO ALL DISCOVERY RIGHTS ALLOWED UNDER THE DELAWARE RULES OF CIVIL PROCEDURE.

(d) The Parties shall attempt to select a mutually agreeable arbitrator.  If no agreement is reached within ten (10) Business Days of the Notice of Arbitration, then each Party shall select one Person to act as arbitrator, and the two so selected shall, within fifteen (15) calendar days of their selection, select a third arbitrator.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator within the allotted time, the each Party shall replace the Person selected to act as arbitrator, and the two so replacement arbitrators shall, within fifteen (15) calendar days of their selection, select a third arbitrator. This process shall be repeated until a three person arbitration panel is selected. All arbitrators shall serve as neutral, independent and impartial arbitrators. In all cases, it shall be a condition of such appointment that the arbitrator(s) can conduct all proceedings and render a decision within sixty (60) days after selection of the arbitrator or arbitrator panel, as applicable.

(e) The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq., and the judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Any Party may elect to participate in the arbitration telephonically. Any substantive or procedural rights other than the enforceability of the arbitration agreement shall be governed by Delaware law, without regards to Delaware’s conflict of laws principles.

(f) The Parties further expressly agree that (i) the arbitrator(s) shall only reach his or her decision by applying strict rules of law to the facts, (ii) the arbitration shall be conducted in the English language, in Maricopa County, Arizona, (iii) the Party in whose favor the arbitration award is rendered shall be entitled to recover costs and expenses of the arbitration including, but not limited to, attorneys’ fees and the cost and expense of administration of the arbitration proceedings, and any costs and attorney’s fees incurred in executing on or enforcing the arbitration award or, if the decision is not clearly in favor of one Party or other, such costs and expenses shall be borne as determined by the arbitrator, and (iv) the arbitral award shall be issued in Maricopa County, Arizona.

(g) Except as provided in the following sentences, no Party shall be entitled to commence or maintain any action in a court of law upon any matter in dispute until such matter shall have been submitted and determined as provided herein and then only for the enforcement of such arbitration award. Provided that, notwithstanding this dispute resolution policy, either Party may apply to the United States District Court for the District of Delaware or the Court of Chancery of the State of Delaware, to seek injunctive relief before or after the pendency of any arbitration proceeding. The institution of any action for injunctive relief shall not constitute a waiver of the right or obligation of any party to submit any claim seeking relief other than injunctive relief to arbitration. Judgment upon the award may be entered by the United States District Court for the District of Delaware or the Court of Chancery of the State of Delaware, or application may be made to any such court for the judicial acceptance of the award and order of enforcement, as the case may be, if the Arbitrator’s award or decision is not complied with within seven (7) Business Days of the Arbitrator’s decision.

(h) Arbitration shall be the sole and exclusive procedure for resolution of disputes between the Parties, including any disputes that might arise after termination of this Agreement.

11.12 Equitable Remedies.  Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

11.13 Attorneys' Fees.  In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys' fees and expenses and court costs.

11.14 Remedies Cumulative.  The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 10.03 to the contrary.

11.15 Counsel to LX.  Counsel to LX may also be counsel to any Members or Managers.  LX has engaged Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP as legal counsel to LX (“LX Counsel”).  Each member of LX acknowledges that LX Counsel does not represent any such member in its capacity as a member of LX in the absence of a clear and explicit written agreement to such effect between the member and LX Counsel (and then only to the extent specifically set forth in such agreement), and that in the absence of any such agreement LX Counsel shall owe no duties directly to a member of LX.  In the event any dispute or controversy arises between any member of LX and LX, then each member of LX agrees that LX Counsel may represent LX or any member of LX in any such dispute or controversy to the extent permitted by Applicable Law, and each member of LX consents to such representation.  Each member of LX further acknowledges that, whether or not LX Counsel has in the past represented or is currently representing such member of LX with respect to other matters, LX Counsel has not represented the interests of any member of LX in the preparation and negotiation of this Agreement.

11.16 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first set forth above.
COMPANY: LIPIMETIX DEVELOPMENT, LLC By: __________________________ Les M. Taeger Authorized Person

MEMBERS:

CAPS UNITHOLDER:

CAPSTONE THERAPEUTICS CORP., a Delaware corporation

By: __________________________
J.M. Holliman, III
Executive Chairman

LX UNITHOLDERS:

__________________________
Dennis I. Goldberg, Ph.D.

__________________________
Philip M. Friden, Ph.D.

__________________________
Eric Morrell, Ph.D.

__________________________
G.M. Anantharmamaiah

Signature Page - Amended and Restated LLC Agreement

Page1 of 3

MEMBERS:

CAPS UNITHOLDER:

CAPSTONE THERAPEUTICS CORP., a Delaware corporation

By: __________________________
J.M. Holliman, III
Executive Chairman

LX UNITHOLDERS:

__________________________
Dennis I. Goldberg, Ph.D.

__________________________
Philip M. Friden, Ph.D.

__________________________
Eric Morrell, Ph.D.

__________________________
G.M. Anantharmamaiah

__________________________
Palgunachari Mayakonda

__________________________
Frederick Meyer

__________________________
Michael Webb

__________________________
Jeffrey Elton

THE UAB RESEARCH FOUNDATION

By: __________________________
David Winwood
Chief Executive Officer

TEMPORARY AND WITHDRAWING MEMBER: *

LIPIMETIX, LLC, a Delaware limited liability company

By:
Dennis I. Goldberg, Ph.D.
President and Chief Executive Officer

* LX shall be admitted as a member of the Company and be issued Common Units in connection with its Transfer, assignment and contribution of the Contributed Assets to the Company pursuant to the Contribution Agreement.  Immediately thereafter, LX shall Transfer and assign its Common Units to its members and in connection therewith LX shall withdraw as a Member of the Company.  LX is expected to dissolve and liquidate shortly thereafter.

Signature Page - Amended and Restated LLC Agreement

Page2 of 3

COUNTERPART SIGNATURE PAGE TO THE
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
LIPIMETIX DEVELOPMENT, LLC

MANAGER: ______________________________________

Printed Name of Manager:
______________________________________

Address of Manager:

______________________________________
______________________________________
Phone: ________________________________
Fax: __________________________________

Signature Page - Amended and Restated LLC Agreement

Page3 of 3

EXHIBIT A

CONTRIBUTION AGREEMENT

SCHEDULE A
MEMBERS SCHEDULE
(As of August 3, 2012)

Member Name and Address	Number of Preferred Units	Capital Contributions for Preferred Units	Number of Common Units	Capital Contributions for Common Units
CAPS MEMBER:
Capstone Therapeutics Corp. 1275 West Washington Street Tempe, Arizona 85281 E-mail: ____________ Attn: J.M Holliman, III	2,300,000	$2,300,000	600,000	$1,000,000
TEMPORARY LX MEMBER (prior to the LX Withdrawal):
LipimetiX, LLC 50 Lands End Lane Sudbury, MA 01776 E-mail:_____________ Attn: Dennis I. Goldberg, Ph.D.	0	$0	400,000	$ 666,667*
LX MEMBERS (immediately following the LX Withdrawal):
Dennis I. Goldberg, Ph.D. ___________________ ___________________ E-mail:_____________.			120,000	$200,000
Philip M. Friden, Ph.D. ___________________ ___________________ E-mail:_____________			60,000	$100.000
Eric Morrell, Ph.D. ___________________ ___________________ E-mail:_____________			60000	$100,000
G.M. Anantharmamaiah ___________________ ___________________ E-mail:_____________			32,000	$53,333
Frederick Meyer ___________________ ___________________ E-Mail:			28,000	$46,667
Jeffrey Elton ___________________ ___________________ E-Mail:			8,000	$13,333
Michael Webb ___________________ ___________________ E-Mail:			8,000	$13,333

Palgunachari Mayakonda ___________________ ___________________ E-mail:_____________			4,000	$6,667
The UAB Research Foundation 701 20th Street South, AB 770 Birmingham, Alabama 35294 E-mail:_____________ Attn: The Chief Executive Officer			80,000	$133,334
Totals:	5,000,000	$5,000,000	1,000,000	$1,666,667

* The stipulated net fair market value of the assets contributed to the Company by LX pursuant to the Contribution Agreement (net of cash payment to LX by the Company and all liabilities assumed by the Company in connection therewith).

SCHEDULE B
TAX MATTERS

B.01           Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Schedule B:

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) crediting to such Capital Account any amount which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b) debiting to such Capital Account the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company's depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Tax Matters Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a) the initial Book Value of any Company asset contributed by a Member to the Company shall be (i) in the case of the assets contributed on the Effective Date pursuant to the Contribution Agreement, as is set forth on Schedule A, and (ii) for all other assets, the gross Fair Market Value of such Company asset as of the date of such contribution;

(b) immediately prior to the Distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such Distribution;

(c) the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as determined by a Majority in Interest of the Members, as of the following times:

(i) the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration of a Capital Contribution of more than a de minimis amount;

(ii) the Distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member's Membership Interest in the Company;

(iii) the grant to a service provider of any incentive Units; and

(iv) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g);provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above need not be made if the Tax Matters Member reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(d) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Capital Account”  means for each Member a separate capital account maintained by the Company on its books and records which shall be established and maintained in accordance with the Code, the Treasury Regulations and the following provisions:

(a)           Each Member's Capital Account shall be increased by the amount of: (i) such Member's Capital Contributions, including such Member's initial Capital Contribution; (ii) any Net Income or other item of income or gain allocated to such Member pursuant to Article III and this Schedule B; and (iii) any liabilities of the Company that are assumed by such Member or secured by any property Distributed to such Member.

(b)           Each Member's Capital Account shall be decreased by: (i) the cash amount or Book Value of any property Distributed to such Member pursuant to Article III and Section 9.03(c); (ii) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article III and this Schedule B; and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

In the event that any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units and, subject to Section B.05, shall receive allocations and Distributions pursuant to Article III, Article IX and this Schedule B in respect of such Units. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Tax Matters Member determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Tax Matters Member may authorize such modifications.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Minimum Gain” means “partnership minimum gain” as defined in Section 1.704-2(b)(2) of the Treasury Regulations, substituting the term “Company” for the term “partnership” as the context requires.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulation Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Misallocated Item” has the meaning set forth in Section B.06.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company's taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(f) any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(g) any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulation Section 1.704-1(b)(2)(iv)(i) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(h) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(i) any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property's Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(j) if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(k) to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Regulatory Allocations” has the meaning set forth in Section B.03(d).

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

           B.02           Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss or deduction) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section B.03, the Capital Account balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to (i) the Distributions that would be made to such Member pursuant to Section 9.03(c) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability), and the net assets of the Company were Distributed, in accordance with Section 9.03(c), to the Members immediately after making such allocations, minus (ii) such Member's share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

           B.03           Regulatory and Special Allocations. Notwithstanding the provisions of B.02:

(a)           If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section B.03(a) is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)           Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section B.03(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)           In the event any Member unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or Distributions as quickly as possible. This Section B.03(c) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)           The allocations set forth in paragraphs (a), (b) and (c) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Schedule B (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

(e)           The Company and the Members acknowledge that allocations like those described in Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) (“Forfeiture Allocations”) result from the allocations of Net Income and Net Loss provided for in this Agreement. For the avoidance of doubt, the Company is entitled to make Forfeiture Allocations and, once required by applicable final or temporary guidance, allocations of Net Income and Net Loss will be made in accordance with Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) or any successor provision or guidance.

           B.04           Tax Allocations.

(a)           Subject to Section B.04(b) through Section B.04(e), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company's subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)           Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method of Treasury Regulations Section 1.704-3(b), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)           If the Book Value of any Company asset is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)           Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Tax Matters Member taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)           The Company shall make allocations pursuant to this Section B.04 in accordance with the traditional method in accordance with Treasury Regulations Section 1.704-3(d).

(f)           Allocations pursuant to this Section B.04 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Losses, Distributions or other items pursuant to any provisions of this Agreement.

           B.05           Allocations in Respect of Transferred Units. In the event of a Transfer of Units during any Fiscal Year made in compliance with the provisions of Article VIII, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Units for such Fiscal Year shall be determined using the interim closing of the books method.

B.06           Curative Allocations. In the event that the Tax Matters Member determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain, loss or deduction is not specified in this Schedule B (an “Unallocated Item”), or that the allocation of any item of Company income, gain, loss or deduction hereunder is clearly inconsistent with the Members' economic interests in the Company (determined by reference to the general principles of Treasury Regulations Section 1.704-1(b) and the factors set forth in Treasury Regulations Section 1.704-1(b)(3)(ii)) (a “Misallocated Item”), then the Tax Matters Member may allocate such Unallocated Items, or reallocate such Misallocated Items, to reflect such economic interests; provided, however, that no such allocation will be made without the prior consent of each Member that would be adversely and disproportionately affected thereby; and provided, further, however, that no such allocation shall have any material effect on the amounts distributable to any Member, including the amounts to be distributed upon the complete liquidation of the Company.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LIPIMETIX DEVELOPMENT, LLC

dated as of

August 3, 2012

Page

Article I	Organization	1
1.01	Formation	1
1.02	Classification	2
1.03	Name	2
1.04	Principal Office	2
1.05	Registered Office; Registered Agent	2
1.06	Purpose; Powers	2
1.07	Term	2
1.08	Nature of Each Member’s Interest in the Company	3
1.09	Definitions	3
1.1	Additional Defined Terms	9
1.11	Interpretation	9
Article II	Members; Units	10
2.01	Units Generally	10
2.02	Initial Capital Contributions and Unit Issuances	10
2.03	Additional Capital Contributions -- New Units	10
2.04	Additional Unit Issuance Matters	11
2.05	Adjustment to Number of Units Issued	12
2.06	Member Loans	12
2.07	Capital Accounts	12
2.08	No Third Party Beneficiary	12
Article III	Distributions and Allocations	13
3.01	General	13
3.02	Priority of Distributions	13
3.03	Tax Advances	14
3.04	Tax Withholding; Withholding Advances	14
3.05	Distributions in Kind	16
3.06	Allocations	16
Article IV	Management	16
4.01	Joint Development Committee	16
4.02	Limits on the Powers of the JDC	17
4.03	JDC Composition; Vacancies	18
4.04	Removal; Resignation	19
4.05	Meetings	19
4.06	Quorum; Manner of Acting	20
4.07	Action by Written Consent	20
4.08	Compensation; No Employment	20

-i-

(continued)

Page

4.09	Officers	21
4.1	No Personal Liability	21
Article V	MEMBER MATTERS	21
5.01	Representations and Warranties of Members	21
5.02	No Personal Liability	22
5.03	Voting	22
5.04	Meetings	22
5.05	Quorum	23
5.06	Action Without Meeting	23
5.07	Power of Members	24
5.08	Dissolution by CAPS	24
Article VI	Accounting; Tax Matters	24
6.01	Financial Statements	24
6.02	Inspection Rights	25
6.03	Budget	25
6.04	Tax Matters Member	25
6.05	Tax Returns	26
6.06	Company Funds	26
Article VII	Covenants	26
7.01	Confidentiality	26
7.02	Other Business Activities	28
Article VIII Transfer	28
8.01	General Restrictions on Transfer	28
8.02	CAPS Permitted Transfers	30
8.03	LX Permitted Transfers	30
8.04	Drag-along Rights	30
8.05	Tag-along Rights	32
8.06	No Withdrawal	35
8.07	Death; Dissolution	35
Article IX	Dissolution and Liquidation	35
9.01	Events of Dissolution	35
9.02	Effectiveness of Dissolution	36
9.03	Liquidation	36
9.04	Negative Capital Accounts	37
9.05	Cancellation of Certificate	37
9.06	Survival of Rights, Duties and Obligations	37

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(continued)

Page

9.07	Recourse for Claims	37
Article X	Exculpation and Indemnification	37
10.01	Exculpation of Covered Persons	37
10.02	Liabilities and Duties of Covered Persons	38
10.03	Indemnification	38
10.04	Survival	40
Article XI	Additional Matters	40
11.01	Further Assurances	40
11.02	Notices	40
11.03	Headings	41
11.04	Severability	41
11.05	Entire Agreement	42
11.06	Successors and Assigns	42
11.07	No Third-party Beneficiaries	42
11.08	Amendment	42
11.09	Waiver	42
11.1	Governing Law	42
11.11	Arbitration	42
11.12	Equitable Remedies	44
11.13	Attorneys' Fees	44
11.14	Remedies Cumulative	44
11.15	Counsel to LX	44
11.16	Counterparts	45

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